As filed with the Securities and Exchange Commission on February 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

Lexmark International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1308215
(State or Other Jurisdiction	(I.R.S. Employer
Incorporation or Organization	Identification Number)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Address of Principal Executive Offices)
____________________

Lexmark International, Inc. Stock Incentive Plan
Lexmark International, Inc. 2005 Nonemployee Director Stock Plan
(Full Title of the Plan)
____________________

Robert J. Patton, Esq.
Vice President, General Counsel and Secretary
Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

    Large accelerated filer  ☒                                                      Accelerated filer  ☐
       Non-accelerated filer  ☐                                                      Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Lexmark International, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2011, File No. 333-178451 (the “2011 Form S-8”), with respect to shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s Stock Incentive Plan (the “Prior Plan”). A total of 12,240,000 shares of Common Stock were initially registered for issuance under the Prior Plan under the 2011 Form S-8.

On April 25, 2013, the shareholders of the Registrant approved the 2013 Equity Compensation Plan (the “2013 Plan”), which replaces the Prior Plan. No future awards will be made under the Prior Plan. According to the terms of the 2013 Plan, any shares of Common Stock subject to outstanding awards under the Prior Plan as of April 25, 2013 that subsequently expire, or are canceled, terminated or otherwise settled, without the issuance of such shares, shall be available for award under the 2013 Plan. Of the 12,240,000 shares registered under the Prior Plan under the 2011 Form S-8, 2,166,467 shares (the “Carryover Shares”) were subject to outstanding awards as of April 25, 2013 that have subsequently expired, or have been canceled, terminated or otherwise settled, without the issuance of such shares, and are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the Carryover Shares for offer or sale pursuant to the 2013 Plan.

In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the Prior Plan to the 2013 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares that were previously registered from the 2011 Form S-8 to the Registration Statement on Form S-8 for the 2013 Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on February 23, 2015.

LEXMARK INTERNATIONAL, INC.

By: /s/ Paul A. Rooke Paul A. Rooke
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Paul A. Rooke	Chairman and Chief Executive Officer	February 23, 2015
Paul A. Rooke	(Principal Executive Officer)

/s/ David Reeder	Vice President and Chief Financial Officer	February 23, 2015
David Reeder	(Principal Financial and Accounting Officer)

*	Director	February 23, 2015
Jared L. Cohon

*	Director	February 23, 2015
J. Edward Coleman

*	Director	February 23, 2015
W. Roy Dunbar

*	Director	February 23, 2015
William R. Fields

*	Director	February 23, 2015
Ralph E. Gomory

*	Director	February 23, 2015
Stephen R. Hardis

*	Director	February 23, 2015
Sandra L. Helton

*	Director	February 23, 2015
Robert Holland, Jr.

*	Director	February 23, 2015
Michael J. Maples

*	Director	February 23, 2015
Jean-Paul L. Montupet

*	Director	February 23, 2015
Kathi P. Seifert

* By signing his name hereto, Robert J. Patton, signs this document on behalf of each of the persons indicated above pursuant to a power of attorney duly executed by such person.

By: /s/ Robert J. Patton
Robert J. Patton, Esq.
Attorney-in-Fact